ASSIGNMENT AND BILL OF SALE

                  For and in consideration of Ten Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Saratoga Resources, Inc., a Delaware corporation ("Saratoga Delaware") having an address at 1155 Dairy Ashford, Suite 600, Houston, Texas 77079, does hereby sell, assign, convey, and transfer all of Assignor 's right, title, estate and interest in and to the following rights, assets, properties and interests, and all rights attendant thereto (hereinafter individually and collectively referred to as the "Accounts"):

                  all accounts receivable, security deposits, prepayments, refunds, rights to refunds, and rebates in favor of, owing to, or possessed or controlled by Assignor unto PrimeEnergy Corporation, a Delaware corporation (hereinafter called "Assignee").

                  This Assignment and Bill of Sale is made without warranty or representation of any kind, express or implied.

                  This Assignment and Bill of Sale is being delivered by Assignor to further effectuate the purposes and effect of that certain Compromise and Settlement Agreement dated this even date between Assignor, Internationale Nederlanden (U.S.) Capital Corporation and others. Assignor, as and when reasonably requested by Assignee (or its successors and assigns), will properly execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, instruments, files, documents, releases, computer discs and other computer data in Assignor's possession or under its control in order to more effectively convey and transfer the Accounts to Assignee. Assignor will assist Assignee in the collection or reduction to possession of the Accounts.

                  TO HAVE AND TO HOLD the Accounts unto Assignee, Assignee's successors and assigns, forever.

                  This Assignment and Bill of Sale may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

                  This Assignment and Bill of Sale is executed and delivered as of this ___ day of May, 1996, but shall be effective for all purposes as of January 1, 1996.

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                                       "ASSIGNOR"

                                       "SARATOGA DELAWARE

ATTEST:                                SARATOGA RESOURCES, INC.


                                       By:
Secretary                                  Thomas F. Cooke
                                           Chairman and Chief Executive Officer

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